EXHIBIT 99.1

ROYAL BODYCARE

2301 Crown Court—Irving, Texas 75038

Press Release	For Further Information:
For Immediate Release	Steve Brown, CFO
Tel: 972-893-4000
steveb@royalbodycare.com
www.royalbodycare.com

Royal BodyCare Reports Annual Results

Irving, Texas (March 9, 2005)—Royal BodyCare, Inc. (ROBE OTC:BB) today reported an increase in net sales to $19,361,000 and an increase in net earnings to $592,000, or $0.03 per share, in the year ended December 31, 2005, compared to net sales of $18,266,000 and net earnings of $537,000, or $0.03 per share, in the prior year.

At December 31, 2005, the Company reported backlog of $2,400,000 compared to backlog at the end of the prior year of $2,300,000.

Clinton Howard, CEO said, “We were pleased to be able to increase earnings even though we expensed approximately $180,000 in 2005 preparing to open a new wholly owned subsidiary, RBC Life Sciences Korea Co., Ltd., which opened in the first quarter of 2006.”

“We changed the names of our operating entities in the U.S. and Canada to incorporate the RBC Life Sciences brand. In addition the Board of Directors will recommend that the shareholders approve changing the name of the parent company from Royal BodyCare, Inc. to RBC Life Sciences, Inc. at the next annual shareholders’ meeting, scheduled for June 1, 2006.”

International Expansion

RBC began significant sales to new licensees in France, South Africa, and Saudi Arabia. In addition, the Company’s largest licensee expanded sales of RBC products into several countries in Eastern Europe in accordance with the terms of the license agreement.

The Company

RBC formulates, manufactures, and markets a research-based line of quality-controlled nutritional supplements and skin care products in compliance with GMP standards. We sell directly through independent distributors in North America, and through licensees in over 20 other countries, from our Las Colinas headquarters in Irving, Texas, and from branch offices in Vancouver, BC, Canada and Seoul Korea.

MPM Medical, Inc.

MPM Medical, a wholly owned subsidiary of RBC, develops and markets a proprietary line of research-based wound care products sold over-the-counter and by prescription through drug wholesalers, hospitals, clinics, cancer centers and nursing homes.

Forward-looking Statements

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

Royal BodyCare, Inc.

	Year Ended December 31,
	2005	2004
Net sales	$19,361,000	$18,266,000

Earnings before income taxes	$619,000	$537,000

Income tax expense	27,000	—

Net earnings	$592,000	537,000

Earnings per share – basic and diluted	$0.03	$0.03

Weighted average shares outstanding—basic	20,056,294	20,014,627

Weighted average shares outstanding – diluted	21,499,438	20,975,476

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